NEWS
                         Summary: Jaclyn, Inc. (ASE-JLN)
                            reports operating results
                        for the year ended June 30, 2003

                                      Company Contact: Anthony Christon
                                                       Chief Financial Officer
                                                       Jaclyn, Inc.
                                                       (201) 868-9400
FOR IMMEDIATE RELEASE

WEST NEW YORK, NJ, September 23, 2003................... JACLYN, INC. (AMEX:JLN)
today reported financial results for the fiscal year ended June 30, 2003.

Net Sales for the year ended June 30, 2003 were $108,960,000 compared to $81,031,000 a year earlier. The Company had earnings of $683,000, or $.27 per share. This compares to earnings from operations in the prior year of $86,000, or $.03 per share, excluding a pretax charge of $1,289,000 ($825,000 after tax, or $.32 per share) as required by SFAS No.141 for amortization of a portion of the purchase price with respect to the January, 2002 acquisition of Topsville, Inc., a New York City-based manufacturer and distributor of private label infants' and children's clothing. Including the effect of SFAS No.141, the Company reported a loss in the prior year of $739,000, or $.29 per share.

Mr. Allan Ginsburg, Chairman of the Board of Jaclyn, stated that "the significant increase in profitability in fiscal 2003 is a clear reflection of the successful steps the Company has taken to manage our businesses in a difficult economic and retail climate. In addition, we now have the first full year's sales and earnings contribution from Topsville, as well as increased business with new and existing customers. Further, we have strengthened our existing women's sleepwear and robes business with the addition of two new licensing agreements for our Vanity Fair and Charles Goodnight lines."

Mr. Ginsburg also stated, "Sales are again expected to increase, particularly during the first six months of fiscal 2004 due to seasonal patterns, and overall results for the coming fiscal year are expected to improve further."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome ("SARS") may have on our business relative to production in the Far East and other countries in which we operate.


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         Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, handbags, premiums, and related accessories. Our web site is at jaclyninc.com.

                           - See Accompanying Table -

                          JACLYN, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS




                     For the Fiscal Year ended June 30, 2003
                            With comparisons to 2002



Years Ended June 30,                                2003             2002

Net Sales                                       $108,960,000     $ 81,031,000

Net Earnings (Loss)                             $    683,000     $   (739,000)

Net Earnings - adjusted*                        $    683,000     $     86,000*

Net Earnings(Loss) per Common Share-
         Basic and Diluted                      $        .27     $       (.29)

Net Earnings per Common Share - adjusted*       $        .27     $        .03*


Weighted average shares outstanding - diluted      2,547,000        2,561,000





* The adjusted net earnings for the fiscal year ended June 30, 2002 excludes an after-tax charge of $825,000, or $.32 per share, reflecting the prescribed accounting for the acquisition of Topsville, Inc. under Statement of Financial Accounting Standards (SFAS) No. 141.